EXHIBIT 99.2

Worldwide Beverage Competition Accepts New Entries

Sep. 15, 2009 (Business Wire) -- The World Beverage Competition (WBC) and related competitions World Wine Competition, World Spirits Competition, World Beer Competition, known as "The World's Largest Beverage Competition"TM, have begun to accept applications for participation in the 2009-2010 competition. Competition organizers expect a large and diverse participant base this year, as last year's entries exceeded 10,000 brands, with this year expected to be much the same; especially with the additional categories recently added to increase participation and broaden the reach of the competition, which has been an ongoing concern since 1991 and is considered the Premier and most Prestigious Beverage Competition in the World.

Small and mid-sized beverage brands compete in a fair and honorable double-blind taste test alongside major beverage conglomerates such as Dannon(R), Bacardi(R), Pepsico(R), Liquor Group(R), China Mist Teas(R), E&J Gallo(R) and Diageo(R) for the honor of being adorned with awards from the World Beverage Competition. The tradition continues as we expanded the number of beverage categories to cover the full spectrum of products available in the world today including: Dairy, Energy Drinks, Water, Soda, Sports Drinks, Dietary Beverages, Powdered Drink Mixes, Juices, Coffee, Tea, Wine, Spirits, Liqueurs, Cider and Beer.

All products submitted to the World Beverage Competition are taste tested by a panel of Judges who...

....are industry  professionals  from 6 different  continents;  not  celebrities, beverage retailers or public figures whom may show partiality towards a particular brand.

....are not divulged to the public,  to avoid undue  influence  from brand owners and the media, which results in issues of credibility for the competition.

....do not see the  packaging or know the  brand-name  prior to  documenting  and submitting their tasting scorecards.

International Media partners are being selected to offer in-depth coverage of the event and publicity for the competition winners. The familiar stringent judging regimen and the global brand participation assure a year of excitement for award winning participants!

Integrity, prestige, honor and success are words best used to describe the effect that competitors enjoy once awarded by this time-honored competition; founded on the principle that beverages ought be judged not by the strength of their marketing but rather on their quality and innovation. Beverage brand owners spanning the globe now have the chance to compete on an even playing field.

For more  information  on the WBC, email  Info@BeverageCompetition.com  or visit
www.BeverageCompetition.com,                         www.SpiritsCompetition.com,
www.WinesCompetition.com or www.BeerCompetition.com.


Source: Business Wire (September 15, 2009 - 6:10 PM EDT)

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